EXHIBIT 99

Standard Parking Corporation Reports Solid Second Quarter Results, 13% Increase in First Half EPS; Increases Free Cash Flow Guidance

CHICAGO, Aug. 3, 2011 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced second quarter 2011 results. Net income attributable to the Company was $4.5 million and earnings per share was $0.28, unchanged from the year ago second quarter. Second quarter earnings per share grew 7%, to $0.30, excluding the $0.02 per share impact of costs related to an acquisition the Company ultimately did not pursue. The Company generated $16.1 million of free cash flow in the first half of 2011, $16.1 million more than the same period of 2010.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "I'm pleased to report a successful second quarter with results that were in line with expectations. With a 4% increase in our revenue and a 10% increase in paid exits at same location leases, we believe that the improving trends we noted in the past several quarters are continuing. Total gross profit decreased by 3%, as a 3% increase in same location gross profit was more than offset by the impact of certain anticipated location terminations. Our location and operating profit retention remain strong at 91% and 96% respectively. On the expense side, we're pleased to note that our G&A expense for the second quarter decreased by 5% as we continue to reap the benefits of the technology and process enhancements that we've spoken about repeatedly in the past. In fact, the second quarter G&A decrease would have been 9% had we not spent $0.4 million in the quarter for acquisition-related expenses on a transaction that we did not pursue. While this particular transaction did not proceed, we remain focused on enhancing our underlying, organic growth through significant strategic acquisitions."

Commenting on the Company's recently announced $20 million share repurchase authorization, Wilhelm stated, "We believe our current share price is significantly undervalued, and that buying Company shares therefore is one of the best current uses of our substantial free cash flow. For the year-to-date through the end of July, we have repurchased $2.2 million of common stock. Our relatively low cost of capital, low leverage and strong balance sheet, coupled with ongoing confidence in the business, enable us to return value to our shareholders through the share repurchases while we pursue strategic acquisitions."

Wilhelm concluded by stating, "Based on our first-half results and expectations for the remainder of the year, we're reaffirming our earnings per share guidance of $1.10 - $1.20. With strong first-half free cash flow, we're now expecting full year free cash flow to exceed $20 million."

Recent Developments

Highlights on municipal, institutional and event venue wins:

  SP Plus Municipal Services was awarded a contract to help manage the City of Miami Beach's parking assets. The Miami Beach Parking Department is the City's single largest provider of parking spaces. The operation includes eight parking garages and a number of City surface lots. In total, SP Plus Municipal Services will manage over 8,000 parking spaces with approximately 60 employees.
  SP Plus Municipal Services also has been awarded a contract to manage the on-street parking program for the City of Chelsea, Massachusetts, marking the first on-street parking program that SP Plus Municipal Services will manage in the Boston market. Services to be provided by SP Plus Municipal Services include the enforcement, collection and maintenance of 568 single-space meters as well as various enforcement duties for all on-street parking throughout the City.
  SP Plus University Services was selected by Sinclair College in Dayton, Ohio to manage a total of 5,522 spaces in 14 campus garages and surface lots. The award represents the Company's initial foray into Dayton.
  Virginia Commonwealth University Health System awarded Standard Parking a contract to manage a 1,200 space visitors' garage and four valet stations. The valet stations comprise one of the busiest hospital valet programs in the country, parking approximately 900 vehicles per day.
  The Mount Sinai Hospital and Medical Center, one of the largest and busiest medical centers in New York City, selected SP Plus Transportation to manage its transportation system, consisting of six buses on five routes serving Manhattan and the other city boroughs. The shuttle system will transport patients, medical students, residents and employees.  The award follows on the heels of the Medical Center's December 2010 award to Standard Parking of a contract to manage the Medical Center's six parking facilities.
  The Hudson County Improvement Authority in New York awarded Standard Parking and its SP Plus Gameday Division a multi-year contract to operate two parking lots with 1,500 spaces adjacent to the Red Bull Arena. The Arena serves as home of the Major League Soccer New York Red Bulls as well as a concert venue.
  The London Organizing Committee of the Olympic and Paralympic Games (LOCOG) selected SP Plus Gameday to oversee transport planning and operations for the Summer Games of 2012. SP Plus Gameday is responsible for oversight of the Fleet and Bus Systems which will transport 17,000 athletes and 20,000 working media as well as technical officials, marketing partners and the Olympic family to over 35 competition venues hosting 26 Olympic sports. SP Plus Gameday is also responsible for the integration of the Venue Transport, Traffic and Parking plans for all competition, training and non-competition venues. This will be the fifth Olympic and Paralympic Games at which SP Plus Gameday has had a role in transport planning and operations.

First Half Results

Gross profit for the first half of 2011 increased by 1% to $42.2 million from $41.9 million for the same period of 2010. Same location gross profit increased by 6%, but the effect of terminated locations, non-recurring Gameday events and costs incurred to close out a long-term lease reduced the overall gross profit increase.

G&A expense in the first half of 2011 decreased 4% to $22.8 million from $23.8 million a year earlier. The previously described $0.4 million in 2011 acquisition-related costs tempered the year-over-year decrease. The Company believes that its G&A expense for the second half of 2011 will be comparable to the first half.

Net income attributable to the Company increased by 13% to $8.3 million in 2011 as compared with $7.4 million in the first six months of 2010. On a per share basis, the year-over-year increase was also 13%, up from $0.46 in 2010 to $0.52 in 2011.

2011 Outlook

Based on year-to-date results, the Company re-affirms its full-year earnings per share guidance in the range of $1.10 to $1.20. Updating its prior free cash flow guidance of $15 - $20 million, the Company now expects free cash flow in excess of $20 million. This guidance does not reflect the impact of any future acquisitions.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, August 4, 2011 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,100 facilities, containing over one million parking spaces in approximately 341 cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of August 3, 2011. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of our major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and our ability to obtain performance bonds on acceptable terms. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,785	$7,305
Notes and accounts receivable, net	47,681	52,167
Prepaid expenses and supplies	3,026	2,312
Deferred taxes	2,314	2,314
Total current assets	64,806	64,098
Leasehold improvements, equipment and construction in progress, net	16,703	16,839
Advances and deposits	5,062	5,172
Long-term receivables, net	12,959	12,789
Intangible and other assets, net	9,608	8,910
Cost of contracts, net	14,763	15,628
Goodwill	132,372	132,196
Total assets	$256,273	$255,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,534	$43,984
Accrued and other current liabilities	33,883	39,982
Current portion of long-term borrowings	695	673
Total current liabilities	83,112	84,639
Deferred taxes	11,114	9,637
Long-term borrowings, excluding current portion	85,676	97,229
Other long-term liabilities	30,025	27,324
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,853,251 and 15,775,645 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	16	16
Treasury stock, at cost, 27,803 shares as of June 30, 2011 and no shares as of December 31, 2010	(431)	—
Additional paid-in capital	98,967	97,291
Accumulated other comprehensive income	82	103
Accumulated deficit	(52,210)	(60,532)
Total Standard Parking Corporation stockholders' equity	46,424	36,878
Noncontrolling interest	(78)	(75)
Total equity	46,346	36,803
Total liabilities and stockholders' equity	$256,273	$255,632

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Parking services revenue:
Lease contracts	$37,193	$34,162	$72,398	$67,278
Management contracts	42,343	42,081	88,297	82,156
	79,536	76,243	160,695	149,434
Reimbursed management contract revenue	100,126	100,757	201,250	206,812
Total revenue	179,662	177,000	361,945	356,246
Cost of parking services:
Lease contracts	34,286	31,217	67,785	62,988
Management contracts	23,215	22,278	50,707	44,542
	57,501	53,495	118,492	107,530
Reimbursed management contract expense	100,126	100,757	201,250	206,812
Total cost of parking services	157,627	154,252	319,742	314,342
Gross profit:
Lease contracts	2,907	2,945	4,613	4,290
Management contracts	19,128	19,803	37,590	37,614
Total gross profit	22,035	22,748	42,203	41,904
General and administrative expenses	11,597	12,218	22,779	23,778
Depreciation and amortization	1,677	1,570	3,210	3,030
Operating income	8,761	8,960	16,214	15,096
Other expenses (income):
Interest expense	1,180	1,398	2,349	2,888
Interest income	(113)	(52)	(173)	(105)
	1,067	1,346	2,176	2,783
Income before income taxes	7,694	7,614	14,038	12,313
Income tax expense	3,066	3,021	5,545	4,868
Net income	4,628	4,593	8,493	7,445
Less: Net income attributable to noncontrolling interest	85	85	171	92
Net income attributable to Standard Parking Corporation	$4,543	$4,508	$8,322	$7,353
Common stock data:
Net income per share:
Basic	$0.29	$0.29	$0.53	$0.48
Diluted	$0.28	$0.28	$0.52	$0.46
Weighted average shares outstanding:
Basic	15,834,622	15,531,726	15,812,910	15,461,904
Diluted	16,164,114	15,877,258	16,155,272	15,841,713

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
Operating activities:
Net income	$8,493	$7,445
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,238	2,998
(Gain) loss on sale and abandonment of assets	(36)	37
Amortization of debt issuance costs	304	319
Non-cash stock-based compensation	1,313	1,237
Excess tax benefit related to stock option exercises	(220)	(968)
Provisions (reversal) for losses on accounts receivable	95	(55)
Deferred income taxes	1,477	1,034
Change in operating assets and liabilities	3,838	(10,044)
Net cash provided by operating activities	18,502	2,003
Investing activities:
Purchase of leasehold improvements and equipment	(1,836)	(1,560)
Cost of contracts purchased	(272)	(121)
Proceeds from sale of assets	79	—
Capitalized interest	(36)	(71)
Contingent purchase payments	(231)	(104)
Net cash used in investing activities	(2,296)	(1,856)
Financing activities:
Proceeds from exercise of stock options	143	1,069
Repurchase of common stock	(431)	—
Tax benefit related to stock option exercises	220	968
Payments on senior credit facility	(11,200)	(1,700)
Distribution to noncontrolling interest	(174)	(85)
Payments on long-term borrowings	(67)	(63)
Payments on capital leases	(264)	(276)
Net cash used in financing activities	(11,773)	(87)
Effect of exchange rate changes on cash and cash equivalents	47	(34)
Increase in cash and cash equivalents	4,480	26
Cash and cash equivalents at beginning of period	7,305	8,256
Cash and cash equivalents at end of period	$11,785	$8,282
Supplemental disclosures:
Cash paid during the period for:
Interest	$2,105	$2,691
Income taxes	3,692	3,032

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Operating income	$8,761	$8,960	$16,214	$15,096
Depreciation and amortization expense	1,677	1,570	3,210	3,030
Non-cash compensation	817	729	1,313	1,237
Income tax paid	(3,214)	(2,017)	(3,692)	(3,032)
Income attributable to noncontrolling interest	(85)	(85)	(171)	(92)
Change in assets and liabilities	4,677	(7,791)	3,685	(11,664)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,524)	(1,357)	(2,375)	(1,856)
Operating cash flow	$11,109	$9	$18,184	$2,719
Cash interest paid (before payment of debt issuance)	(1,047)	(1,395)	(2,105)	(2,691)
Free cash flow (1)	$10,062	($1,386)	$16,079	$28
(Increase) decrease in cash and cash equivalents	(3,502)	476	(4,480)	(26)
Free cash flow, net of change in cash	$6,560	($910)	$11,599	$2

Sources (Uses) of cash:
(Payments) on senior credit facility	($6,000)	($750)	($11,200)	($1,700)
(Payments) on other borrowings	(167)	(167)	(331)	(339)
Proceeds from exercise of stock options	16	934	143	1,069
Tax benefit related to stock option exercises	22	893	220	968
(Repurchase) of common stock	(431)	--	(431)	--
Total (uses) of cash	($6,560)	$910	($11,599)	($2)
(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

	Six Months Ended June 30, 2011	Three Months Ended March 31, 2011	Three Months Ended June 30, 2011
Net cash provided by operating activities	$18,502	$6,848	$11,654
Net cash (used in) investing activities	(2,296)	(839)	(1,457)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(174)	(84)	(90)
Effect of exchange rate changes on cash and cash equivalents	47	92	(45)
Free cash flow	$16,079	$6,017	$10,062

	Six Months Ended June 30, 2010	Three Months Ended March 31, 2010	Three Months Ended June 30, 2010
Net cash provided by operating activities	$2,003	$1,778	$225
Net cash (used in) investing activities	(1,856)	(499)	(1,357)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(85)	(7)	(78)
Effect of exchange rate changes on cash and cash equivalents	(34)	142	(176)
Free cash flow	$28	$1,414	($1,386)

STANDARD PARKING CORPORATION
LOCATION COUNT

	June 30, 2011	December 31, 2010	June 30, 2010
Managed facilities	1,913	1,907	1,966
Leased facilities	211	212	210
Total facilities	2,124	2,119	2,176

Definition: The Company's year over year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.

CONTACT: G. MARC BAUMANN
         Executive Vice President and Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com